Lexmark completes acquisition of Kofax, announces Enterprise Software leadership change

LEXINGTON, Ky., May 21, 2015

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Lexmark International, Inc. today announced that it has closed on its acquisition of Kofax Limited. Lexmark acquired Kofax in a cash transaction for $11.00 per share, for a total enterprise value of approximately $1 billion. This acquisition will nearly double the size of Lexmark’s Enterprise Software annualized revenue to approximately $700 million.

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Lexmark also announced that Scott Coons, president of Lexmark’s Enterprise Software, has decided to retire, effective at the end of July 2015. Coons has successfully led Lexmark’s software division since the company acquired Perceptive Software in 2010.

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During Coons’ tenure, Lexmark’s Enterprise Software expanded from its enterprise content management software roots into process, capture and search technologies, and significantly strengthened the company’s industry-focused solutions. Coons helped expand the Enterprise Software team’s international footprint through organic sales investment and acquisitions. Coons will assist in the leadership transition until his retirement date.

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Effective immediately, Reynolds C. Bish, CEO of Kofax, succeeds Coons as president of Lexmark’s Enterprise Software. Bish will also be a Lexmark vice president and report directly to Paul Rooke, Lexmark chairman and chief executive officer. Bish has been active in enterprise software markets for more than 20 years. He has successfully led Kofax since 2007. Prior to Kofax, Bish co-founded Captiva Software Corporation and served as its president and chief executive officer from 1989 until its acquisition in 2005.

Supporting Quotes

“Scott’s career in enterprise software has been truly extraordinary. He successfully led Perceptive Software from a small startup to one of Kansas City’s hottest companies and one of the industry’s leading enterprise content software providers. Our acquisition of Perceptive Software truly changed Lexmark, helping to grow and position us as a leader in managing unstructured print and digital information,” said Paul Rooke, Lexmark chairman and chief executive officer. “Scott’s thoughtful and insightful leadership has been key throughout Lexmark’s Enterprise Software evolution. His passion for the technology, and for attracting, developing and retaining a deep and diverse group of talented employees, will be the hallmarks of his career. We wish Scott the best of luck in his retirement.”

“We have tremendous confidence in the future of our Enterprise Software business under Reynolds — a testament to his proven leadership abilities and career success. His considerable experience in building and operating global businesses is a harbinger of future growth and expansion for Lexmark’s Enterprise Software,” added Rooke.

About Lexmark
Lexmark (NYSE: LXK) creates enterprise software, hardware and services that remove the inefficiencies of information silos and disconnected processes, connecting people to the information they need at the moment they need it. Open the possibilities at www.Lexmark.com.

Lexmark, the Lexmark logo and Open the possibilities are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, fluctuations in foreign currency exchange rates; failure to successfully integrate newly acquired businesses; continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; decreased supplies consumption; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; periodic variations affecting revenue and profitability; inability to realize all of the anticipated benefits of the company’s acquisitions; the failure of information technology systems, including data breaches or cyber attacks; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; business disruptions; increased competition in the aftermarket supplies business; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; ineffective internal controls; customer demands and new regulations related to conflict-free minerals; fees on the company’s products or litigation costs required to protect the company’s rights; inability to perform under managed print services contracts; the inability to attract, retain and motivate key employees; terrorist acts; acts of war or other political conflicts; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; credit risk associated with the company’s customers, channel partners, and investment portfolio; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; changes in a country’s political or economic conditions; disruptions at important points of exit and entry and distribution centers; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark Investor Contact:
John Morgan
859-232-5568
jmorgan@Lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@Lexmark.com